Exhibit 99.1

Correcting and Replacing Scientific Games’ Third Quarter 2010 Earnings Release

NEW YORK, November 9, 2010 – In Scientific Games’ press release dated October 28, 2010, the consolidated statements of operations incorrectly reflected a foreign currency loss of $1.8 million in “other expense (income), net” related to the Company’s investment in Consorzio Lotterie Nazionali, the Company’s Italian joint venture  (“CLN”).  In addition, based on additional information received from CLN since the press release was issued, the Company is recording an additional $1.2 million in “equity in earnings of joint ventures” in its consolidated statements of operations.  For the three and nine months ended September 30, 2010, the reversal of the foreign currency loss and the additional equity in earnings of CLN result in an increase in net income of $2.1 million, or $0.02 per share, an increase in Adjusted EBITDA (as defined below) of $3.0 million, and an increase in joint venture EBITDA (as defined below) of $0.2 million. These items also had an impact on the Company’s selected consolidated balance sheet data. The Company has updated the press release and the accompanying presentation in the Investor Information section of the Company’s website.

The full corrected press release follows:

Scientific Games Announces Third Quarter 2010 Results

NEW YORK, October 28, 2010 - Scientific Games Corporation (Nasdaq: SGMS) today announced results for the third quarter ended September 30, 2010.

Summary Financial Results

($ in millions, except per share amounts)

	Three Months Ended, September 30,		Nine Months Ended, September 30,
	2010	2009	2010	2009
Revenue	$221.1	$239.1	$670.4	$694.9
Operating income	21.7	30.0	69.8	69.4
Adjusted EBITDA	73.0	84.7	228.1	244.3

Net income	8.7	15.1	9.2	10.3
Net income per share	$0.09	$0.16	$0.10	$0.11

Capital expenditures	25.6	23.9	78.5	80.0
Free cash flow	$14.5	$21.6	$64.8	$95.9

Adjusted EBITDA, free cash flow and joint venture EBITDA as used herein are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to GAAP financial measures in the accompanying tables.

The results reported in this press release reflect the results of operations of the Company’s racing and venue management businesses, other than associated depreciation and amortization expense which is not reflected in the results in accordance with “held for sale” accounting treatment.

Business Highlights

•                  The Company’s Italian joint venture began operating under the new instant ticket lottery concession on October 1, 2010 and the final upfront payment was made in October

•                  Completed the sale of the Company’s racing and venue management businesses on October 5, 2010

•                  Scientific Games’ joint venture was selected as the private manager of the Illinois Lottery for a ten-year term; the private manager award is the first of its kind in the U.S. lottery industry

•                  Announced the following awards (subject to final contracts):

•                  primary instant ticket lottery supply contracts with Louisiana and Colorado

•                  lottery systems contract with Iowa

•                  Deployed the Company’s recently acquired GameLogic internet-based platform to launch a player loyalty program for the Montana Lottery

“We have made continued progress in recent months on a number of key strategic initiatives to position our company for the next phase in the anticipated evolution of our business. We have strengthened our product offerings, grown our internet-based business, and expanded our distribution channels through acquisitions and partnerships.  Importantly, with our new concession commencing in Italy, the sale of the racing business completed, and large contract re-pricings behind us, our management team can now focus on growing our core lottery and gaming businesses,” stated President and Chief Executive Officer Michael R. Chambrello. “The award to our joint venture of the private manager agreement for the Illinois Lottery, while under protest, is expected to open up new opportunities for our business. The private manager model potentially represents a paradigm shift for the lottery industry,” Mr. Chambrello added.

Jeffrey S. Lipkin, Senior Vice President and Chief Financial Officer, added, “The third quarter marks our seventh consecutive quarter of positive free cash flow, with over $175 million of free cash flow generated cumulatively during that period.  Our recent bond financing and tender offer have strengthened our balance sheet and extended our weighted average maturities, while maintaining substantial liquidity for the Company. We are also well positioned with our strong portfolio of contracts that provide long-term, recurring revenue.  As we pursue new opportunities, we continue to remain disciplined regarding capital deployment, and are highly focused on enhancing free cash flow generation and return on investment.”

Third Quarter Financial Results

Revenue was $221.1 million in the third quarter of 2010 compared to $239.1 million in the third quarter of 2009.  These results reflected the negative impact of foreign currency translation ($4.0 million) primarily due to the strength of the U.S. Dollar relative to the Euro and the British Pound Sterling.

Operating income was $21.7 million in the third quarter of 2010 compared to $30.0 million in the same period in 2009. This primarily reflects the impact of lower revenue and a less profitable mix of revenue in the Lottery Systems and Diversified Gaming Groups, and a write-down related to the sale of the racing and venue management businesses ($2.2 million), partially offset by increased operating margins in the Printed Products Group, lower depreciation and amortization expense ($4.8 million) primarily related to the “held for sale” accounting treatment of the racing and venue management businesses and lower stock-based compensation ($2.4 million).

Net income in the third quarter of 2010 was $8.7 million, or $0.09 per share, compared to net income of $15.1 million, or $0.16 per share, in the prior-year period. In addition to the impact of the above mentioned items, the year-over-year decline in net income was attributable to higher interest expense ($1.9 million), lower equity in earnings of joint ventures ($1.1 million), and a write-off of deferred financing costs in connection with the Company’s recent debt refinancing ($2.8 million), partially offset by an increase in other income ($3.0 million).

Adjusted EBITDA was $73.0 million in the third quarter of 2010, compared to $84.7 million in the third quarter of 2009. Equity in earnings of joint ventures was $13.0 million in the third quarter of 2010 compared to $14.2 million in the prior-year period, primarily due to reduced earnings from the Italian joint venture as a result of unfavorable foreign currency translation, and increased expenses in the Company’s China printing joint venture.  Joint venture EBITDA was $15.0 million in the third quarter of 2010, compared to $17.3 million in the prior-year period.

Net income for the third quarter of 2010 was also impacted by the following items (which are adjustments to “consolidated EBITDA” under the Company’s credit agreement and reflected on a pre-tax basis in Adjusted EBITDA), presented below on an after-tax basis:

•                  write-down related to the sale of the racing and venue management businesses of $1.4 million,

•                  write-off of deferred financing costs in connection with the Company’s recent debt refinancing of $1.4 million,

•                  professional fees related to the Italian instant ticket tender process of $0.2 million,

•                  employee termination costs related to the Videobet transition of $0.5 million,

•                  acquisition advisory fees of $0.1 million, and

•                  stock-based compensation expense of $3.0 million.

By way of comparison, net income for the third quarter of 2009 was impacted by the following items (which are adjustments to “consolidated EBITDA” under the Company’s credit agreement and reflected on a pre-tax basis in Adjusted EBITDA), presented below on an after-tax basis:

•                  professional fees related to the Italian instant ticket tender process of $0.4 million,

•                  debt related fees and charges of $0.1 million,

•                  restructuring expenses of $0.1 million, and

•                  stock-based compensation expense of $4.5 million.

Printed Products Group

Scientific Games’ U.S. instant ticket customers’ retail sales increased approximately 2.5% and 2.0% in the three and nine months ended September 30, 2010, respectively, compared to the prior year periods, based on third-party data.

Printed Products Group revenue was $117.0 million in the third quarter of 2010, compared to $120.8 million in the third quarter of 2009.  This decrease was primarily related to reduced revenue in the U.S. ($2.0 million) and international markets ($5.6 million), including a decline in sales of instant tickets to Italy ($1.6 million), which the Company believes was due in part to the uncertainty related to the outcome of the instant ticket tender process and the timing of the launch of a 20 Euro ticket in the third quarter of 2009, and lower phone card sales ($2.3 million). This was partially offset by increased revenue from the Company’s U.S. and European cooperative services program (CSP) contracts ($3.5 million) and higher revenue from the Company’s licensed properties and internet-based services ($2.3 million).

Operating income of $28.2 million in the third quarter of 2010 was essentially flat compared to $28.7 million in the third quarter of 2009, while operating income as a percentage of revenue increased from 23.8% of revenue to 24.1% of revenue during those periods, reflecting the positive impact of production efficiencies.

Lottery Systems Group

Scientific Games’ U.S. lottery systems customers’ retail sales decreased approximately 7.8% and 2.1% in the three and nine months ended September 30, 2010, respectively, compared to the prior year periods, based on third-party data. The decrease was due in part to lower jackpots in the third quarter of 2010.

Lottery Systems Group revenue was $52.8 million in the third quarter of 2010, compared to revenue of $65.5 million in the third quarter of 2009.  Reflected in this performance were lower sales of hardware and software ($7.0 million) and lower service revenue ($5.7 million). The decrease in service revenue was principally due to contract losses in New Hampshire, Vermont and South Dakota ($2.5 million), less favorable pricing terms in certain jurisdictions ($1.4 million), unfavorable foreign currency translation ($1.3 million), and lower international revenue ($1.0 million).

Operating income was $3.4 million in the third quarter of 2010, compared to operating income of $11.4 million in the third quarter of 2009.  This primarily reflected the impact of a less profitable revenue mix, partially offset by lower costs due to reduced hardware sales.

China Sports Lottery retail sales decreased by 5.3% in the three months ended September 30, 2010, while increasing by 3.6% in the nine months ended September 30, 2010, compared to the prior-year periods. Sales were impacted due in large part to continued competition from the China Welfare Lottery, including their higher price point games. Competition from sports wagering games during the World Cup in July also affected results. The Company is focused on additional areas of potential growth in China, including the expansion of the retailer and validation network following successful tests in several provinces, the introduction of tickets with licensed brands, as well as mobile phone and other related opportunities, supplemented by additional advertising.

Diversified Gaming Group

Diversified Gaming Group revenue was $51.3 million in the third quarter of 2010, compared to revenue of $52.9 million in the third quarter of 2009. During the quarter, Global Draw benefited from terminal growth and international expansion ($1.0 million); however, service revenue in this business declined ($3.1 million), which included unfavorable foreign currency translation ($1.7 million). Revenue decreased in the racing and venue management businesses ($1.8 million), which included unfavorable foreign currency translation ($1.0 million). Sales revenue increased due to hardware sales in the racing and venue management businesses ($4.3 million).

Operating income was $0.2 million in the third quarter of 2010, compared to operating income of $3.3 million in the third quarter of 2009.  This reflects the impact of a less profitable revenue mix, a write-down related to the sale of the racing and venue management businesses ($2.2 million) and higher selling, general and administrative expenses and employee termination costs ($1.1 million), partially offset by a decline in depreciation and amortization expense ($4.2 million), primarily due to the “held for sale” accounting treatment of the racing and venue management businesses.

Liquidity and Capital Resources

At September 30, 2010, the Company had cash and cash equivalents of $249.6 million and availability under its revolving credit facility of $150.8 million.  The Company had total indebtedness of $1,477.3 million as of September 30, 2010, compared to $1,367.1 million as of December 31, 2009.

The Company continued to manage working capital and focus on higher returns on capital while investing in growth, which resulted in free cash flow of $14.5 million in the third quarter of 2010, compared to free cash flow of $21.6 million in the third quarter of 2009. The reduction in free cash flow was primarily due to increased interest expense and capital expenditures.

Conference Call Details

Scientific Games will host a conference call today at 5:00 PM Eastern Daylight Time to review these results and discuss other topics.  To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section.  To access the call by telephone, please dial (800) 573-4840 (U.S. and Canada) or (617) 224-4326 (International) fifteen minutes prior to the start of the call. The conference ID is 81892511. A replay of the webcast and accompanying presentation will be archived in the Investor Information section on the Company’s website.

About Scientific Games

Scientific Games Corporation is a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide.  Scientific Games’ integrated array of products and services include instant lottery games, lottery gaming systems, terminals and services, and internet applications, as well as server-based interactive gaming machines.  Scientific Games serves customers in approximately 50 countries.  For more information, please visit our web site at www.scientificgames.com.

Company Contact:

Cindi Buckwalter, Investor Relations

(212) 754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance.  Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; inability to fully realize, and risks associated with, our deferred tax assets; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to benefit from, and risks associated with, joint ventures and strategic investments and relationships; failure to enter into the Illinois Lottery private management agreement (including as a result of a protest) or failure to meet the related net income targets or otherwise realize the anticipated benefits under such agreement; seasonality; inability to identify and capitalize on trends and changes in the lottery and gaming industries; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in our periodic reports. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA, as included herein, is based on the definition of “consolidated EBITDA” in our credit agreement (summarized in the paragraph below), except that adjusted EBITDA as used herein includes (without duplication) our share of the income (or deficit) of our joint ventures, whether or not such income has been distributed to us (whereas “consolidated EBITDA” for purposes of the credit agreement includes such income only to the extent it has been distributed to us).  Adjusted EBITDA is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net income (loss) in a schedule below.

“Consolidated EBITDA” means, for any period, “consolidated net income” as defined in the credit agreement (i.e., generally our consolidated net income (or loss) excluding the income (or deficit) of our joint ventures except to the extent that such income has been distributed to us) for such period plus, to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (1) income tax expense, (2) depreciation and amortization expense, (3) interest expense, (4) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with debt (see line item captioned “Debt-Related Fees and Charges” in the schedules below), (5) amortization of intangibles (including goodwill) and organization costs (see line item captioned “Amortization of Intangibles” in the schedules below), (6) earn-out payments with respect to certain acquisitions that we have made, such as our acquisition of Global Draw, or any other permitted acquisitions (generally, acquisitions of companies that are primarily engaged in the same or related line of business and that become subsidiaries of ours, or acquisitions of all or substantially all of the assets of another company or division or business unit of another company), including any loss or expense with respect to such earn-out payments (see line item captioned “Earn-Outs for Permitted Acquisitions” in the schedules below), (7) extraordinary charges or losses determined in accordance with GAAP, (8) non-cash stock-based compensation expenses, (9) up to $3,000,000 of expenses, charges or losses resulting from certain Peru investments (see line item captioned “Peru Investment Expenses, Charges or Losses” in the schedules below), (10) the non-cash portion of any non-recurring write-offs or write-downs as required in accordance with GAAP (see line item captioned “Non-Recurring Write-Offs under GAAP” in the schedules below), (11) advisory fees and related expenses paid to advisory firms in connection with permitted acquisitions (see line item captioned “Acquisition Advisory Fees” in the schedules below), (12) certain specified “permitted add-backs” (i.e., (A) up to $15,000,000 (less the amount of certain permitted pro forma adjustments to consolidated EBITDA in connection with material acquisitions) of charges incurred during any 12-month period in connection with (i) reductions in workforce, (ii) contract losses, discontinued operations, shutdown expenses and cost reduction initiatives, (iii) transaction expenses incurred in connection with potential acquisitions and divestitures, whether or not consummated, and (iv) restructuring charges and transaction expenses incurred in connection with certain transactions with Playtech Limited or its affiliates, and (B) reasonable and customary costs incurred in connection with amendments to the credit agreement) (see line item captioned “Specified Permitted Add-Backs” in the schedules below) (provided that the foregoing amounts do not include write-offs or write-downs of accounts receivable or inventory and, except with respect to permitted add-backs, any write-off or write-down to the extent it is in respect of cash payments to be made in a future period), (13) to the extent treated as an expense in the period paid or incurred, certain payments, costs and obligations made or incurred by us in connection with any award of a concession to operate the instant ticket lottery in Italy, including any up-front fee required under the applicable tender process (see line item captioned “Italian Concession Obligations” in the schedules below), (14) restructuring charges, transaction expenses and shutdown expenses incurred in connection with the disposition of all or part of our racing and venue management businesses, together with any charges incurred in connection with discontinued operations and cost-reduction initiatives associated with such disposition, in an aggregate amount (for all periods combined) not to exceed $7,325,000 (see line item captioned “Racing Disposition Charges and Expenses” in the schedules below) and (15) up to 5,250,000 British Pound Sterling during any four-quarter period of expenses or charges incurred in connection with the payment of license royalties or other fees to Playtech Limited or its affiliates and for software services provided to Global Draw or Games Media by Playtech Limited or its affiliates (see line item captioned “Playtech Royalties and Fees” in the schedules below), minus, to the extent included in the statement of such consolidated net income for such period, the sum of (1) interest income, (2) extraordinary income or gains determined in accordance with GAAP and (3) income or gains with respect to earn-out payments with respect to acquisitions referred to above (see line item captioned “Income on Earn-Outs for Permitted Acquisitions” in the schedules below).  Consolidated EBITDA is also subject to certain adjustments in connection with material acquisitions and dispositions as provided in the credit agreement.  The foregoing definitions of “consolidated net income” and “consolidated EBITDA” are qualified in their entirety by the full text of such definitions in our credit agreement, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 19, 2010.

Beginning with the Company’s press release for the quarter ended March 31, 2010, the definition of “adjusted EBITDA” as used herein and therein is different from the definition used in earnings press releases for prior periods.  For further information concerning the changes to the definition of “adjusted EBITDA”, please see our press release announcing results for the fourth quarter and full year ended December 31, 2009, a copy of which is attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2010.  The presentation of “adjusted EBITDA” for all prior periods included herein uses the revised definition.

Free cash flow, as included herein, represents net cash provided by operating activities less total capital expenditures (which includes wagering systems expenditures and other intangible assets and software expenditures).  Free cash flow is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

Joint venture EBITDA, as included herein, represents our share of our joint ventures’ EBITDA, which is defined as equity in earnings of our joint ventures (whether or not any such earnings have been distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) loss, net of other.  Joint venture EBITDA is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to equity in earnings of joint ventures in a schedule below.

The Company’s management uses the foregoing non-GAAP financial measures in conjunction with GAAP financial measures to: monitor and evaluate the performance of the Company’s business operations, as well as the performance of our joint ventures, which have become a more significant part of the Company’s business; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.  Accordingly, the Company’s management believes that these non-GAAP financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management.

In addition, management believes adjusted EBITDA is helpful in assessing the Company’s operating performance and highlighting trends in the Company’s core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from earnings financial items that management believes have less bearing on the Company’s performance.  In addition, management believes that adjusted EBITDA is useful in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas, such as liquidity, operating performance and leverage.  Management further believes that adjusted EBITDA and free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.  Management believes that joint venture EBITDA is helpful in monitoring the financial performance of the Company’s joint ventures and eliminates from the joint ventures’ earnings financial items that management believes have less bearing on the joint ventures’ performance.

The Company’s management also believes adjusted EBITDA is useful to investors because the definition is derived from the definition of “consolidated EBITDA” in our credit agreement, which is used to calculate the Company’s compliance with the financial covenants contained in the credit agreement.  In addition, the free cash flow performance metric used in determining performance-based bonuses for 2010 is calculated by subtracting total capital expenditures (which includes wagering systems expenditures and other intangible assets and software expenditures) from adjusted EBITDA (subject to certain additional adjustments in the discretion of the Compensation Committee (e.g., to take into account acquisitions, divestitures, sign-on or guaranteed bonuses approved by the Compensation Committee and accounting changes during the year)).  Moreover, the operating income performance metric used in determining performance-based bonuses for 2010 is subject to the same adjustments used to determine adjusted EBITDA (and certain additional adjustments in the discretion of the Compensation Committee (e.g., to take into account acquisitions, divestitures, sign-on or guaranteed bonuses approved by the Compensation Committee and accounting changes during the year)).

Accordingly, the Company’s management believes that the presentation of the non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The non-GAAP financial measures used herein should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP.  The non-GAAP financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The non-GAAP financial measures, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Instant tickets	$115,968	$117,744	$343,506	$340,616
Services	92,813	104,279	287,527	309,999
Sales	12,280	17,123	39,400	44,249
Total revenues	221,061	239,146	670,433	694,864

Operating expenses:
Cost of instant tickets (1)	67,138	69,897	199,282	202,608
Cost of services (1)	57,723	57,876	167,336	175,070
Cost of sales (1)	7,977	10,513	27,843	30,898
Selling, general and administrative expenses	36,435	38,861	115,543	119,479
Write-down of assets held for sale	2,155	—	8,029	—
Employee termination costs	602	—	602	3,920
Depreciation and amortization	27,284	32,049	82,017	93,453
Operating income	21,747	29,950	69,781	69,436
Other expense (income):
Interest expense	24,617	22,736	74,176	62,940
Equity in earnings of joint ventures	(13,031)	(14,180)	(42,474)	(44,758)
Loss (gain) on early extinguishment of debt	2,236	(550)	2,236	(4,594)
Other expense (income), net	(3,011)	(27)	9,555	(1,013)
	10,811	7,979	43,493	12,575
Income before income tax expense	10,936	21,971	26,288	56,861
Income tax expense	2,232	6,865	17,040	46,599
Net income	$8,704	$15,106	$9,248	$10,262

Net income per share:
Basic net income	$0.09	$0.16	$0.10	$0.11
Diluted net income	$0.09	$0.16	$0.10	$0.11
Weighted average number of shares:
Basic shares	91,844	92,727	93,122	92,577
Diluted shares	92,240	94,028	93,648	93,859

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

September 30, 2010 and December 31, 2009

(Unaudited, in thousands)

	September 30,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$249,570	$260,131
Other current assets	303,509	321,495
Assets held for sale	88,638	91,102
Property and equipment, net	466,705	468,439
Long-term assets	1,278,970	1,150,625
Total assets	$2,387,392	$2,291,792

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$8,401	$24,808
Other current liabilities	175,363	180,298
Liabilities held for sale	18,945	20,097
Long-term debt, excluding current portion	1,468,875	1,342,255
Other long-term liabilities	97,443	104,576
Stockholders’ equity	618,365	619,758
Total liabilities and stockholders’ equity	$2,387,392	$2,291,792

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended September 30, 2010 and 2009

(Unaudited, in thousands)

	Three Months Ended September 30, 2010
	Printed	Lottery	Diversified	Unallocated
	Products	Systems	Gaming	Corporate
	Group	Group	Group	Expense	Totals

Instant tickets	$115,968	$—	$—	$—	$115,968
Service revenue	—	46,630	46,183	—	92,813
Sales revenue	1,024	6,141	5,115	—	12,280
Total revenue	116,992	52,771	51,298	—	221,061
Cost of instant tickets (1)	67,138	—	—	—	67,138
Cost of services (1)	—	26,450	31,273	—	57,723
Cost of sales (1)	954	4,063	2,960	—	7,977
Selling, general and administrative expenses	11,416	7,138	5,598	7,433	31,585
Stock-based compensation	1,063	751	519	2,517	4,850
Write-down of assets held for sale	—	—	2,155	—	2,155
Employee termination costs	—	—	602	—	602
Depreciation and amortization	8,184	10,969	8,005	126	27,284
Operating income (loss)	$28,237	$3,400	$186	$(10,076)	$21,747

	Three Months Ended September 30, 2009
	Printed	Lottery	Diversified	Unallocated
	Products	Systems	Gaming	Corporate
	Group	Group	Group	Expense	Totals

Instant tickets	$117,744	$—	$—	$—	$117,744
Service revenue	—	52,343	51,936	—	104,279
Sales revenue	3,035	13,144	944	—	17,123
Total revenue	120,779	65,487	52,880	—	239,146
Cost of instant tickets (1)	69,897	—	—	—	69,897
Cost of services (1)	—	26,741	31,135	—	57,876
Cost of sales (1)	2,199	7,733	581	—	10,513
Selling, general and administrative expenses	10,996	7,609	5,090	7,880	31,575
Stock-based compensation	772	560	524	5,430	7,286
Employee termination costs	—	—	—	—	—
Depreciation and amortization	8,216	11,452	12,209	172	32,049
Operating income (loss)	$28,699	$11,392	$3,341	$(13,482)	$29,950

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Nine Months Ended September 30, 2010 and 2009

(Unaudited, in thousands)

	Nine Months Ended September 30, 2010
	Printed	Lottery	Diversified	Unallocated
	Products	Systems	Gaming	Corporate
	Group	Group	Group	Expense	Totals

Instant tickets	$343,506	$—	$—	$—	$343,506
Service revenue	—	148,334	139,193	—	287,527
Sales revenue	6,625	24,518	8,257	—	39,400
Total revenue	350,131	172,852	147,450	—	670,433
Cost of instant tickets (1)	199,282	—	—	—	199,282
Cost of services (1)	—	78,760	88,576	—	167,336
Cost of sales (1)	4,931	17,708	5,204	—	27,843
Selling, general and administrative expenses	35,812	21,927	15,984	24,437	98,160
Stock-based compensation	2,902	2,046	1,687	10,748	17,383
Write-down of assets held for sale	—	—	8,029	—	8,029
Employee termination costs	—	—	602	—	602
Depreciation and amortization	25,150	32,622	23,872	373	82,017
Operating income (loss)	$82,054	$19,789	$3,496	$(35,558)	$69,781

	Nine Months Ended September 30, 2009
	Printed	Lottery	Diversified	Unallocated
	Products	Systems	Gaming	Corporate
	Group	Group	Group	Expense	Totals

Instant tickets	$340,616	$—	$—	$—	$340,616
Service revenue	—	159,414	150,585	—	309,999
Sales revenue	9,776	31,088	3,385	—	44,249
Total revenue	350,392	190,502	153,970	—	694,864
Cost of instant tickets (1)	202,608	—	—	—	202,608
Cost of services (1)	—	83,511	91,559	—	175,070
Cost of sales (1)	6,728	22,027	2,143	—	30,898
Selling, general and administrative expenses	31,631	21,153	15,442	25,350	93,576
Stock-based compensation	2,510	1,889	1,841	19,663	25,903
Employee termination costs	2,016	125	433	1,346	3,920
Depreciation and amortization	24,095	32,882	35,959	517	93,453
Operating income (loss)	$80,804	$28,915	$6,593	$(46,876)	$69,436

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income	$8,704	$15,106	$9,248	$10,262
Add: Income tax expense	2,232	6,865	17,040	46,599
Add: Depreciation and amortization expense	27,284	32,049	82,017	93,453
Add: Interest expense	24,617	22,736	74,176	62,940
Add: Other (income) expense, net	(3,011)	(27)	9,555	(1,013)
Add: Loss (gain) on early extinguishment of debt	2,236	(550)	2,236	(4,594)
EBITDA	$62,062	$76,179	$194,272	$207,647

Credit Agreement adjustments:
Add: Debt Related Fees and Charges (1)	$2,236	$181	$2,236	$1,016
Add: Amortization of Intangibles	—	—	—	—
Add: Earn-outs for Permitted Acquisitions (2)	—	—	—	219
Add: Extraordinary Charges or Losses under GAAP	—	—	—	—
Add: Non-Cash Stock-Based Compensation Expenses	4,850	7,286	17,383	25,903
Add: Peru Investment Expenses, Charges or Losses	—	—	—	—
Add: Non-Recurring Write-Offs under GAAP (3)	669	—	5,165	—
Add: Acquisition Advisory Fees	234	—	234	—
Add: Specified Permitted Add-Backs (4)	602	129	602	4,116
Add: Italian Concession Obligations (5)	257	657	17,604	657
Add: Racing Disposition Charges and Expenses (6)	1,486	—	2,864	—
Add: Playtech Royalties and Fees	—	—	—	—
Less: Interest Income	(123)	(323)	(421)	(844)
Less: Extraordinary Income or Gains under GAAP	—	—	—	—
Less: Income on Earn-Outs for Permitted Acquisitions	—	—	—	—

Adjustments to conform to Credit Agreement definition:
Add/Less: Other (income) expense, net (7)	3,011	27	(9,555)	1,013
Add: Loss (gain) on early extinguishment of debt	(2,236)	550	(2,236)	4,594

Adjusted EBITDA	$73,048	$84,686	$228,148	$244,321

(1) Amounts include write-off of unamortized deferred financing costs in connection with early extinguishment of debt.

(2) Amount reflects Global Draw employee contingent bonus payments.

(3) Amounts include non-recurring, non-cash write-off associated with the sale of the racing and venue management businesses.

(4) Amounts include management transition expenses, transaction expenses, contract impairments and restructuring expenses.

(5) Amounts include currency hedge losses and legal fees associated with Italy tender process.

(6) Amounts include racing business capital expenditures, which were expensed in accordance with “held for sale” accounting treatment.

(7) Amounts include foreign exchange transactions, interest income, minority interest and other items.  For the three and nine months ended September 30, 2010, includes a gain on foreign currency forward contracts related to the Italian tender process of $3.2 million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF FREE CASH FLOW

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$40,105	$45,481	$143,241	$175,994

Less: Capital expenditures	(3,544)	(3,118)	(6,873)	(9,135)
Less: Wagering systems expenditures	(13,755)	(13,119)	(45,257)	(44,870)
Less: Other intangible assets and software expenditures	(8,326)	(7,689)	(26,335)	(26,040)
Total Capital Expenditures	$(25,625)	$(23,926)	$(78,465)	$(80,045)

Free cash flow	$14,480	$21,555	$64,776	$95,949

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

Key Performance Indicators

(Unaudited, in thousands, except terminals and ASP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Italy - Gratta e Vinci:
Revenues (Euros)	2,159,000	2,123,000	6,993,000	7,088,000

China - China Sports Lottery:
Revenues (RMB)	3,813,000	4,028,000	11,892,000	11,479,000
Tickets Sold	552,994	543,604	1,659,371	1,624,770
ASP (RMB)	6.90	7.41	7.17	7.06

Joint Venture EBITDA(1):
Equity in earnings of joint ventures	$13,031	$14,180	$42,474	$44,758
Add: Income tax expense	482	569	1,599	1,380
Add: Depreciation and amortization expense	1,604	1,730	5,052	4,298
Add: Interest expense, net of other	(110)	797	2,438	2,320
Joint Venture EBITDA	$15,007	$17,276	$51,563	$52,756

Terminal installed base at end of period:
Global Draw	18,490	17,075	18,490	17,075
Games Media	2,842	2,323	2,842	2,323

(1) Joint Venture EBITDA includes results from the Company’s participation in Consorzio Lotterie Nazionali, Roberts Communications Network, LLC, CSG Lottery Technology (Beijing) Co., Ltd., Shandong Inspur Scientific Games Technology, Ltd., Sciplay and Guard Libang.